Exhibit 10.57A

SETTLEMENT AGREEMENT

I. PARTIES

This Settlement Agreement (the “Agreement”) is entered into among the United States of America, acting through its Department of Justice and the United States Attorney’s Office for the Eastern District of New York, the Office of Inspector General of the Department of Health and Human Services (“HHS-OIG”), the United States Office of Personnel Management (“OPM”), and the United States Department of Defense TRICARE Management Activity (“TMA”) (collectively the “United States”); Jazz Pharmaceuticals, Inc. (“JPI”) and Orphan Medical, Inc. (“Orphan”) (JPI and Orphan are collectively referred to as “Defendants”); and Shelley Lauterbach (the “Relator”); through their authorized representatives. Collectively, all of the above will be referred to as “the Parties.”

II. PREAMBLE

As a preamble to this Agreement, the Parties agree to the following:

A. WHEREAS, at all relevant times, Orphan and JPI distributed, marketed and sold pharmaceutical products in the United States, including a drug it sold under the trade name Xyrem (registered as sodium oxybate);

B. WHEREAS, on or about January 24, 2005, Relator, an individual resident of Alabama and former sales representative for Orphan, filed a qui tam action in the United States District Court for the Eastern District of New York captioned United States of America and the States of California, Delaware, Florida, Hawaii, Illinois, Massachusetts, Nevada, New Mexico, Tennessee, Texas, Virginia, and the District of Columbia ex rel. Lauterbach v. Orphan Medical Inc. and Dr. Peter Gleason, Civil Action No. CV 05-0387 (Feurstein, J.) (Matsumoto, M.J.) (hereinafter “the Civil Action”);

C. WHEREAS, on or about June 24, 2005, JPI acquired Orphan, and on or about January 1, 2006, Orphan employees became employees of JPI;

D. WHEREAS, Orphan has agreed to enter into a plea agreement with the United States Attorney for the Eastern District of New York (the “Plea Agreement”), under which, if the Plea Agreement is approved by the Court, Orphan will enter a plea of guilty, pursuant to Fed. R. Crim. P. 11, to an Information to be filed in United States of America v. Orphan Medical Inc. (the “Federal Criminal Action”) that will allege that Orphan, together with others, did knowingly and intentionally introduce into interstate commerce, and cause the introduction into interstate commerce of, with the intent to defraud and mislead, a drug, to wit: Xyrem, that was misbranded within the meaning of 21 U.S.C. § 352(f), in that Xyrem was being marketed for medical indications that were not approved by FDA when, as Orphan knew and believed, Xyrem’s labeling lacked adequate directions for such uses and adequate warnings against such uses where such uses could be dangerous to the user’s health.

E. WHEREAS, JPI has agreed to enter into a non-prosecution agreement with the United States Attorney for the Eastern District of New York;

F. WHEREAS, Defendants have entered into or will be entering into separate settlement agreements, described in Paragraph 1 below, (hereinafter referred to as the “Medicaid State Settlement Agreements”) with the states (hereinafter referred to as the “Medicaid Participating States”) in settlement of the Covered Conduct;

G. WHEREAS, the United States and the Medicaid Participating States allege that Orphan employees caused claims for payment for Xyrem to be submitted to the Medicaid Programs, Title XIX of the Social Security Act, 42 U.S.C. §§ 1396-1396v (the “Medicaid Program”). The United States further alleges that Orphan employees caused claims for payment for Xyrem to be submitted to the Medicare Program, Title XVIII of the Social Security Act, 42 U.S.C. §§ 1395-1395ggg (“Medicare”), the TRICARE program, 10 U.S.C. §§ 1071-1110, which is administered by the Department of Defense through TMA (“TRICARE”), and the Federal Employees Health Benefits Program (“FEHBP”), and caused purchases of Xyrem by the Department of Veterans Affairs (“DVA”);

H. WHEREAS, the United States and the Medicaid Participating States contend that they have certain civil claims against Defendants, as specified in Paragraph 2 below, for engaging in the following conduct concerning the marketing, promotion, and sale of Xyrem (hereinafter referred to as the “Covered Conduct”):

Between January 1, 2003 and December 31, 2005, Orphan employees knowingly and willfully promoted the sale and use of Xyrem for certain uses for which the Food and Drug Administration (“FDA”) had not approved Xyrem (i.e., “unapproved” uses). These employees continued this conduct from January 1, 2006 through March 31, 2006. The promotion of Xyrem for these unapproved uses violated the Food Drug and Cosmetic Act, 21 U.S.C. § 331(a), and these unapproved uses were not medically accepted indications for which the United States and State Medicaid programs reimbursed and as a result, Orphan and JPI knowingly caused false and/or fraudulent claims to be submitted to the Medicare, Medicaid, TriCare, and FEHB Programs, and to be purchased by the VA.

I. WHEREAS, the United States contends that it has certain administrative claims against Defendants as specified in Paragraphs 4 through 6 below, for engaging in the Covered Conduct;

J. WHEREAS, this Agreement is neither an admission of facts nor liability by either Defendant (with the exception of such admissions that are made in connection with any guilty plea by Orphan made in connection with the Federal Criminal Action) nor a concession by the United States that its claims are not well founded.

K. WHEREAS, to avoid the delay, uncertainty, inconvenience, and expense of protracted litigation of the above claims, the Parties reach a full and final settlement pursuant to the Terms and Conditions below.

III. TERMS AND CONDITIONS

1. Defendants agree to pay to the United States and the Medicaid Participating States the sum of $3.75 million plus four percent interest annually pursuant to the payment schedule annexed hereto as Schedule A (the “Settlement Amount”).

a. Defendants’ payments to the United States (the “Federal Settlement Amount”) shall be made by electronic funds transfer in accordance with written instructions provided by the U.S. Attorney’s Office, Eastern District of New York

b. Defendants’ payments to the Medicaid Participating States (the “State Settlement Amount”) shall be made by electronic funds transfer in accordance with the Medicaid State Settlement Agreement that Defendants will enter into with the Medicaid Participating States. In the event that the Medicaid State Settlement Agreement is not finalized when a payment to the Medicaid Participating States becomes due, Defendants shall place that sum in an interest bearing escrow account.

c. Payments by the United States and the Medicaid Participating States to Relator, as provided for by 31 U.S.C. § 3730(d)(1) and any analogous state statutes, are not included in this Agreement, and will be the subject of separate agreements. If the United States and Relator are unable to reach an agreement regarding Relator’s share of the Settlement Amount, such disagreement will be resolved by proceedings in the United States District Court for the Eastern District of New York. Payments made to Relator pursuant to 31 U.S.C. § 3730(d)(1) are contingent upon the United States and the Medicaid Participating States receiving the Settlement Amount payments set forth in Schedule A. It is expressly understood and agreed that the United States and the Medicaid Participating States in no way promise, guarantee, nor are liable to Relator for the collection or payment of any funds pursuant to this Agreement or the payment of Relator’s share except as provided herein for funds actually collected and received by the United States.

d. If, for any calendar year, JPI’s audited financial statements show net income, Defendants agree, within thirty days after the issuance of such financial statements, to apply fifty percent of such net income to pay the portion of the Settlement Amount that is owed pursuant to this Agreement (see Schedule A), and those payments shall be applied to the payment schedule in reverse chronological order (i.e., toward the amount owed in 2012 first, and then to the amount owed in 2011, etc.). These payments shall be apportioned between the federal and state settlement amounts on a pro rata basis.

e. In the event that JPI is acquired, in whole or in part, by another entity, the portion of the Settlement Amount that is owed pursuant to this Agreement (see Schedule A) shall be due on or before the closing date of the acquisition.

f. Default:

i. Defendants shall be in default of this Agreement if they fail to pay any amount set forth in Paragraph 1 and Schedule A of this Agreement within five (5) days after such payment is due.

ii. On the date of any such event of default, the United States agrees that it will provide written notice of the default and an opportunity for Defendants to cure said default within five (5) business days after receipt of the notice. Upon default, the full remaining unpaid balance (including all unpaid interest and principal) will become immediately due and payable. Interest will accrue at the rate of 18% (eighteen percent) per annum compounded daily from the date of default on the remaining unpaid principal balance.

iii. Upon declaration of default, the United States may exercise, at its sole option, one or more of the following rights, as applicable: (1) declare this Agreement breached, and proceed against Defendants for any claims under the Civil Action, including those to be released by this Agreement; (2) file an action for specific performance of the Agreement, excluding the Corporate Integrity Agreement (the “CIA”) which will be separately enforced by HHS-OIG pursuant to its own terms; (3) offset the remaining unpaid balance, inclusive of interest, from any amounts due and owing to Defendants by any department, agency, or agent of the United States at the time of default; (4) exercise any other right granted by law, or under the terms of this Agreement or the CIA, or recognizable at common law or in equity. Defendants agree not to contest any offset imposed pursuant to this provision, either administratively or in any State or Federal court. In addition, Defendants shall pay the United States all reasonable costs of collection and enforcement of this Agreement, including attorney’s fees and expenses. The United States reserves the option of referring such matters for private collection.

iv. in the event of default, as defined in Paragraph 1 above, HHS-OIG may exclude Defendants from participating in all Federal health care programs until Defendants pay the Settlement Amount and reasonable costs as set forth above. HHS-OIG will provide written notice of any such exclusion to Defendants. Defendants waive any further notice of the exclusion under 42 U.S.C. § 1320a-7(b)(7), and agree not to contest such exclusion either administratively or in any state or federal court. Reinstatement to program participation is not automatic. If at the end of the period of exclusion Defendants wish to apply for reinstatement, Defendants must submit a written requests for reinstatement to HHS-OIG in accordance with the provisions of 42 C.F.R. §§ 1001.3001-.3005. Defendants will not be reinstated unless and until HHS-OIG approves such requests for reinstatement.

v. in the event of default, as defined in Paragraph 1 above, OPM may debar Defendants from participating in the FEHB until Defendants pay the Settlement Amount and reasonable costs as set forth above. OPM will provide written notice of any such debarment to Defendants. Defendants waive any further notice of the debarment under 5 U.S.C. § 8902a(c)(5), and agree not to contest such exclusion either administratively or in any state or federal court. Reinstatement to program participation is not automatic. If at the end of the period of exclusion Defendants wish to apply for reinstatement, Defendants must submit a written requests for reinstatement to OPM in accordance with the provisions of 42 C.F.R. §8902a(g)(4). Defendants will not be reinstated unless and until OPM approves such requests for reinstatement

2. Subject to the exceptions in Paragraph 7 below, and in consideration of the obligations of Defendants in this Agreement, and conditioned upon Defendants’ full payment of the Settlement Amount, and subject to Paragraph 22 below (concerning bankruptcy proceedings commenced within 91 days of the Effective Date of this Agreement or any payment made under this Agreement), the United States (on behalf of itself, its officers, agents, agencies, and departments) agrees to release Defendants from any civil or administrative monetary claim the United States has or may have for the Covered Conduct under the False Claims Act, 31 U.S.C. §§ 3729-3733; the Civil Monetary Penalties Law, 42 U.S.C. § 1320a-7a; the Program Fraud Civil Remedies Act, 31 U.S.C. §§ 3801-3812; or the common law theories of payment by mistake, unjust enrichment, and fraud. No individuals are released by this Agreement.

3. Subjects to the exceptions in Paragraph 7 below, and in consideration of the obligations of Defendants in this Agreement and conditioned upon Defendants’ full payment of the Settlement Amount, Relator, for herself and for her heirs, successors, attorneys, agents, and assigns, agrees to release Defendants from any civil monetary claim the United States has or may have for the Covered Conduct under the False Claims Act, 31 U.S.C. §§ 3729-3733.

4. In consideration of the obligations of JPI in this Agreement and the CIA entered into between HHS-OIG and JPI, conditioned upon Defendants’ full payment of the Settlement Amount, and subject to Paragraph 22 below (concerning bankruptcy proceedings commenced within 91 days of the Effective Date of this Agreement or any payment made under this Agreement), the HHS-OIG agrees to release and refrain from instituting, directing, or maintaining any administrative action seeking exclusion from Medicare, Medicaid, and other Federal health care programs (as defined in 42 U.S.C. § 1320a-7b(f)) against JPI under 42 U.S.C. § 1320a-7a (Civil Monetary Penalties Law) or 42 U.S.C. § 1320a-7(b)(7) (permissive exclusion for fraud, kickbacks, and other prohibited activities) for the Covered Conduct, except as reserved in Paragraph 7 below, and as reserved in this Paragraph. The HHS-OIG expressly reserves all rights to comply with any statutory obligations to exclude JPI from Medicare, Medicaid, and other Federal health care programs under 42 U.S.C. § 1320a-7(a) (mandatory exclusion) based upon the Covered Conduct. Nothing in this Paragraph precludes the HHS-OIG from taking action against entities or persons, or for conduct and practices, for which claims have been reserved in Paragraph 7 below.

5. In consideration of the obligations of Defendants set forth in this Agreement, conditioned upon Defendants’ full payment of the Settlement Amount and subject to Paragraph 22, below (concerning bankruptcy proceedings commenced within 91 days of the Effective Date of this Agreement or any payment made under this Agreement), TMA agrees to release and refrain from instituting, directing, or maintaining any administrative action seeking exclusion from the TRICARE Program against JPI under 32 C.F.R. § 199.9 for the Covered Conduct, except as reserved in Paragraph 7 below and as reserved in this Paragraph. TMA expressly reserves authority to exclude JPI from the TRICARE Program under 32 C.F.R. §§ 199.9 (f)(1)(i)(A), (f)(1)(i)(B), and (f)(1)(iii), based upon the Covered Conduct. Nothing in this Paragraph precludes TMA or the TRICARE Program from taking action against entities or persons, or for conduct and practices, for which claims have been reserved in Paragraph 7 below.

6. In consideration of the obligations of Defendants in this Agreement, conditioned upon Defendants’ full payment of the Settlement Amount and subject to Paragraph 22 below (concerning bankruptcy proceedings commenced within 91 days of the Effective Date of this Agreement or any payment made under this Agreement), OPM agrees to release and refrain from instituting, directing, or maintaining any administrative action seeking exclusion from the FEHBP against JPI under 5 U.S.C. § 8902a or 5 C.F.R. Part 970 for the Covered Conduct, except as reserved in Paragraph 7 below and except if excluded by HHS-OIG pursuant to 42 U.S.C. § 1320a-7(a). Nothing in this Paragraph precludes OPM from taking action against entities or persons, or for conduct and practices, for which claims have been reserved in Paragraph 7 below. OPM further reserves the right to take administrative action against Orphan pursuant to 5 U.S.C. § 8902a and 5 C.F.R. Part 970 for the Covered Conduct.

7. Notwithstanding any term of this Agreement, specifically reserved and excluded from the scope and terms of this Agreement as to any entity or person (including Defendants and Relator) are the following claims of the United States:

a. Any civil, criminal, or administrative liability arising under Title 26, U.S. Code (Internal Revenue Code);

b. Any criminal liability;

c. Except as explicitly stated in this Agreement, any administrative liability, including mandatory exclusion from Federal health care programs;

d. Any liability to the United States (or its agencies) for any conduct other than the Covered Conduct;

e. Any liability based upon such obligations as are created by this Agreement;

f. Any liability for express or implied warranty claims or other claims for defective or deficient products or services, including quality of goods and services;

g. Any liability for failure to deliver goods or services due;

h. Any liability of individuals, including officers and employees.

8. Relator and her heirs, successors, attorneys, agents, and assigns agree not to object to this Agreement and agree and confirm that this Agreement is fair, adequate, and reasonable under all the circumstances, pursuant to 31 U.S.C. § 3730(c)(2)(B).

9. Relator, for herself individually, and for her heirs, successors, agents, and assigns, fully and finally releases, waives, and forever discharges the United States, its officers, agents, and employees, from any claims arising from or relating to 31 U.S.C. § 3730; from any claims arising from the filing of the Civil Action; and from any other claims for a share of the

Settlement Amount; and in full settlement of any claims Relator may have under this Agreement, with the exception of any claims by Relator pursuant to 31 U.S.C. § 3730(d)(1) for Relator’s share of the proceeds (discussed above in Paragraph 1(c)). This Agreement does not resolve or in any manner affect any claims the United States has or may have against the Relator arising under Title 26, U.S. Code (Internal Revenue Code), or any claims arising under this Agreement.

10. Conditioned upon receipt of the payments described in Paragraph 1, Relator, for herself, and for her heirs, successors, attorneys, agents, and assigns, hereby fully and finally releases and forever discharges Orphan, JPI, their parents, subsidiaries, related entities, officers, directors, trustees, agents, servants, employees, representatives, attorneys, consultants, successors, heirs, executors, administrators and assigns, individually and collectively, current or former, from any and all claims, claims for relief, actions, rights, causes of actions, suits, debts, obligations, liabilities, demands, losses, damages (including treble damages and any civil penalties), punitive damages, costs and expenses of any kind, character or nature whatsoever, known or unknown, fixed or contingent, in law or in equity, in contract or tort, or under any state or federal statute or regulation or otherwise that the Relator has standing to bring, which Relator may now have or claim to have against Orphan or JPI, arising in any way out of or connected in any way with the facts, claims and circumstances alleged in, arising under, or arising from the filing of, the Civil Action, or from any other past activities and actions of Orphan or JPI, with the exception that Relator does not release Orphan or JPI for any claims that Relator has (1) for expenses, attorney’s fees and costs pursuant to 31 U.S.C. §§ 3730(d) and (h), and (2) pursuant to 31 U.S.C. § 3730(h). Relator does not release the Medicaid Participating States from any claims that Relator has for a share of any settlement or judgment obtained by the Medicaid Participating States concerning the Covered Conduct.

11. Defendants fully and finally release Relator and her attorneys, and their respective successors, assigns, and agents, from any claims that they have asserted, could have asserted, or may assert in the future against Relator or her attorneys related to the Covered Conduct or related to the investigation and prosecution of the Covered Conduct by Relator or her attorneys.

12. Defendants fully and finally release the United States, its agencies, employees, servants, and agents from any claims (including attorney’s fees, costs, and expenses of every kind and however denominated) that Defendants has asserted, could have asserted, or may assert in the future against the United States, its agencies, employees, servants, and agents, related to the Covered Conduct and the United States’ investigation and prosecution thereof.

13. JPI has provided audited financial statements for the calendar year ended December 31, 2006 (which include Orphan as a consolidated subsidiary from June 24, 2005) (the “Financial Statements”) to the United States, and the United States has relied on the accuracy and completeness of the Financial Statements in reaching this Agreement. JPI warrants that the Financial Statements are complete, accurate, and current as of the dates thereof. JPI has additionally provided unaudited financial information to the United States, which JPI warrants as accurate and consistent with information provided to JPI’s Board of Directors and underwriters for JPI’s initial public offering. JPI has informed the United States that the unaudited financial information contains estimates and projections as to future products, sales and operations, all of which are based on assumptions and contingencies that cannot be guaranteed. If the United States learns of asset(s) in which Defendants had an interest at the date of either the Financial Statements or the unaudited financial information that were not disclosed therein, or if the United States learns of any misrepresentation by Defendants on, or in connection with, the Financial

Statements or unaudited financial information, and if such non-disclosure or misrepresentation changes the estimated net worth set forth in the Financial Statements by seven hundred and fifty thousand dollars or more, the United States may at its option: (a) rescind this Agreement and file suit based on the Covered Conduct, or (b) let the Agreement stand and collect the full Settlement Amount plus one hundred percent (100%) of the value of the net worth of Defendants previously undisclosed. Defendants agree not to contest any collection action undertaken by the United States pursuant to this provision.

14. In the event that the United States, pursuant to Paragraph 13 above, opts to rescind this Agreement, Defendants agree not to plead, argue, or otherwise raise any defenses under the theories of statute of limitations, laches, estoppel, or similar theories, to any civil or administrative claims that (a) are filed by the United States within 90 calendar days of written notification to JPI that this Agreement has been rescinded, and (b) relate to the Covered Conduct, except to the extent these defenses were available on March 15, 2007.

15. Defendants waive and shall not assert any defenses that they may have to any criminal prosecution or administrative action relating to the Covered Conduct that may be based in whole or in part on a contention that, under the Double Jeopardy Clause in the Fifth Amendment of the Constitution, or under the Excessive Fines Clause in the Eighth Amendment of the Constitution, this Agreement bars a remedy sought in such criminal prosecution or administrative action. Nothing in this Paragraph or any other provision of this Agreement constitutes an agreement by the United States concerning the characterization of the Settlement Amount for purposes of the Internal Revenue laws, Title 26 of the United States Code.

16. The Settlement Amount shall not be decreased as a result of the denial of claims for payment now being withheld from payment by any Medicare carrier or intermediary,

any other federal payer, or any state payer, related to the Covered Conduct; and Defendants shall not resubmit to any Medicare carrier or intermediary, any other federal payer, or any state payer any previously denied claims related to the Covered Conduct, and shall not appeal any such denials of claims.

17. Defendants agree to the following:

a. Unallowable Costs Defined: that all costs (as defined in the Federal Acquisition Regulation, 48 C.F.R. § 31.205-47; and in Titles XVIII and XIX of the Social Security Act, 42 U.S.C. §§ 1395-1395ggg and 1396-1396v; and the regulations and official program directives promulgated thereunder) incurred by or on behalf of Defendants, their present or former officers, directors, employees, shareholders, and agents in connection with the following shall be “unallowable costs” on government contracts and under the Medicare Program, Medicaid Program, TRICARE Program, and Federal Employees Health Benefits Program:

(1) the matters covered by this Agreement and any related plea agreement;

(2) the United States’ audit(s) and civil and any criminal investigation(s) of the matters covered by this Agreement;

(3) Defendants’ investigation, defense, and corrective actions undertaken in response to the United States’ audit(s) and civil and any criminal investigation(s) in connection with the matters covered by this Agreement (including attorney’s fees);

(4) the negotiation and performance of this Agreement and any plea agreement;

(5) the payment Defendants make to the United States pursuant to this Agreement and any payments that Defendants may make to Relator, including costs and attorneys fees; and

(6) the negotiation of, and obligations undertaken pursuant to the CIA to:

(i) retain an independent review organization to perform annual reviews as described in Section III of the CIA; and

(ii) prepare and submit reports to HHS-OIG. However, nothing in this Paragraph that may apply to the obligations undertaken pursuant to the CIA affect the status of costs not allowable under any other authority applicable to Defendants (all costs described or set forth in this Paragraph are hereafter “unallowable costs.”).

b. Future Treatment of Unallowable Costs: These unallowable costs shall be separately determined and accounted for by Defendants, and Defendants shall not charge such unallowable costs directly or indirectly to any contracts with the United States or any State Medicaid program, or seek payment for such unallowable costs through any cost report, cost statement, information statement, or payment request submitted by Defendants or any of its subsidiaries or affiliates to the Medicare, Medicaid, TRICARE, the VA or FEHBP Programs.

c. Treatment of Unallowable Costs Previously Submitted for Payment: Defendants further agree that within 90 days of the Effective Date of this Agreement that they shall identify to applicable Medicare and TRICARE fiscal intermediaries, carriers, and/or contractors, and Medicaid and FEHBP fiscal agents, any unallowable costs (as defined in this Paragraph) included in payments previously sought from the United States, or any State Medicaid program, including, but not limited to, payments sought in any cost reports, cost statements, information reports, or payment requests already submitted by Defendants or any of their subsidiaries or affiliates, and shall request, and agree, that such cost reports, cost statements, information reports, or payment requests, even if already settled, be adjusted to account for the effect of the inclusion of the unallowable costs. Defendants agree that the United States, at a minimum, shall be entitled to recoup any overpayment plus applicable interest and penalties as a result of the inclusion of such unallowable costs on previously-submitted cost reports, information reports, cost statements, or requests for payment.

Any payments due after the adjustments have been made shall be paid to the United States pursuant to the direction of the Department of Justice and/or the affected agencies. The United States reserves its rights to disagree with any calculations submitted by Defendants or any of its subsidiaries or affiliates on the effect of inclusion of unallowable costs (as defined in this Paragraph) on Defendants or any of their subsidiaries or affiliates’ cost reports, cost statements, or information reports.

d. Nothing in this Agreement shall constitute a waiver of the rights of the United States to audit, examine, or re-examine Defendants’ books and records to determine that no unallowable costs have been claimed in accordance with the provisions of this Paragraph.

18. Defendants agree to cooperate fully and truthfully with the United States’ investigation of individuals and entities not released in this Agreement, for the Covered Conduct. Upon reasonable notice, Defendants shall make reasonable efforts to facilitate access to, and encourage the cooperation of their directors, officers, and employees for interviews and testimony, consistent with the rights and privileges of such individuals, and shall furnish to the United States, upon reasonable request, all non-privileged documents and records in its possession, custody, or control relating to the Covered Conduct.

19. This Agreement is intended to be for the benefit of the Parties only. The Parties do not release any claims against any other person or entity.

20. Defendants waive and shall not seek payment for any of the health care billings covered by this Agreement from any health care beneficiaries or their parents, sponsors, legally responsible individuals, or third party payors based upon the claims defined as Covered Conduct.

21. Defendants warrant that they have reviewed their financial situation and that they currently are solvent within the meaning of 11 U.S.C. §§ 547(b)(3) and 548(a)(1)(B)(ii)(I), and shall remain solvent following payment to the United States of the Settlement Amount. Further, the Parties warrant that, in evaluating whether to execute this Agreement, they: (a) have intended that the mutual promises, covenants, and obligations set forth constitute a contemporaneous exchange for new value given to Defendants, within the meaning of 11 U.S.C. § 547(c)(1); and (b) conclude that these mutual promises, covenants, and obligations do, in fact, constitute such a contemporaneous exchange. Further, the Parties warrant that the mutual promises, covenants, and obligations set forth herein are intended to and do, in fact, represent a reasonably equivalent exchange of value that is not intended to hinder, delay, or defraud any entity to that Defendants were or became indebted to on or after the date of this transfer, within the meaning of 11 U.S.C. § 548(a)(1).

22. If within 91 days of the Effective Date of this Agreement or of any payment made under this Agreement, Defendants commence, or a third party commences, any case, proceeding, or other action under any law relating to bankruptcy, insolvency, reorganization, or relief of debtors (a) seeking to have any order for relief of Defendants’ debts, or seeking to adjudicate Defendants as bankrupt or insolvent; or (b) seeking appointment of a receiver, trustee, custodian, or other similar official for Defendants or for all or any substantial part of Defendants’ assets, Defendants agree as follows:

a. Defendants’ obligations under this Agreement may not be avoided pursuant to 11 U.S.C. § 547, and Defendants shall not argue or otherwise take the position in any such case, proceeding, or action that: (i) Defendants’ obligations under this Agreement may be avoided under 11 U.S.C. § 547; (ii) Defendants were insolvent at the time this Agreement was entered into, or became insolvent as a result of the payment made to the United States; or (iii) the mutual promises, covenants, and obligations set forth in this Agreement do not constitute a contemporaneous exchange for new value given to Defendants.

b. If Defendants’ obligations under this Agreement are avoided for any reason, including, but not limited to, through the exercise of a trustee’s avoidance powers under the Bankruptcy Code, the United States, at its sole option, may rescind the releases in this Agreement, and bring any civil and/or administrative claim, action, or proceeding against Defendants for the claims that would otherwise be covered by the releases provided in Paragraphs 2 and 4 through 6 above. Defendants agree that (i) any such claims, actions, or proceedings brought by the United States (including any proceedings to exclude Defendants from participation in Medicare, Medicaid, or other Federal health care programs) are not subject to an “automatic stay” pursuant to 11 U.S.C. § 362(a) as a result of the action, case, or proceeding described in the first clause of this Paragraph, and Defendants shall not argue or otherwise contend that the United States’ claims, actions, or proceedings are subject to an automatic stay; (ii) Defendants shall not plead, argue, or otherwise raise any defenses under the theories of statute of limitations, laches, estoppel, or similar theories, to any such civil or administrative claims, actions, or proceeding that are brought by the United States within 120 calendar days of written notification to Defendants that the releases have been rescinded pursuant to this Paragraph, except to the extent such defenses were available on March 15, 2007; and (iii) the United States has a valid claim against Defendants in the amount of $3.75 million dollars plus interest and applicable penalties under the False Claims Act, and the United States may pursue its claim in the case, action, or proceeding referenced in the first clause of this Paragraph, as well as in any other case, action, or proceeding.

c. Defendants acknowledge that its agreements in this Paragraph are provided in exchange for valuable consideration provided in this Agreement.

23. Except as expressly provided to the contrary in this Agreement, each Party shall bear its own legal and other costs incurred in connection with this matter, including the preparation and performance of this Agreement.

24. Defendants represent that this Agreement is freely and voluntarily entered into without any degree of duress or compulsion whatsoever.

25. Relator represents that this Agreement is freely and voluntarily entered into without any degree of duress or compulsion whatsoever.

26. This Agreement is governed by the laws of the United States. The Parties agree that the exclusive jurisdiction and venue for any dispute arising between and among the Parties under this Agreement is the United States District Court for the Eastern District of New York, except that disputes arising under the CIA shall be resolved exclusively under the dispute resolution provisions in the CIA. The Parties agree that, in the event the following three claims are not resolved, the United States District Court for the Eastern District of New York shall retain jurisdiction over them: (a) claims made by Relator for a share of the Settlement Amount pursuant to 31 U.S.C. § 3730(d)(1); (b) claims by Relator for reasonable attorneys’ fees and costs pursuant to 31 U.S.C. § 3730(d)(1); and (c) claims by Relator against Defendants brought pursuant to 31 U.S.C. § 3730(h).

27. This Agreement constitutes the complete agreement between the Parties. This Agreement may not be amended except by written consent of the Parties.

28. Upon receipt of the initial payments described in Paragraph 1 above, and after the three claims raised in Paragraph 26 are resolved, the United States and Relator shall promptly sign and file in the Civil Action a Joint Stipulation of Dismissal with prejudice of the Civil Action pursuant to the terms of the Agreement.

29. The individuals signing this Agreement on behalf of Defendants represent and warrant that they are authorized by Defendants to execute this Agreement. The individual signing this Agreement on behalf of Relator represents and warrants that she is authorized by Relator to execute this Agreement. The United States signatories represent that they are signing this Agreement in their official capacities and that they are authorized to execute this Agreement.

30. This Agreement may be executed in counterparts, each of which constitutes an original and all of which constitute one and the same Agreement.

31. This Agreement is binding on Defendants’ successors, transferees, heirs, and assigns.

32. This Agreement is binding on Relator’s successors, transferees, heirs, and assigns.

33. All Parties consent to the United States’ disclosure of this Agreement, and information about this Agreement, to the public.

34. This Agreement is effective on the date of signature of the last signatory to the Agreement (the “Effective Date of this Agreement”). Facsimiles of signatures shall constitute acceptable, binding signatures for purposes of this Agreement.

THE UNITED STATES OF AMERICA

ROSLYNN R. MAUSKOPF
United States Attorney
Eastern District of New York

DATED: 7/13/07	BY:	/s/ Paul Kaufman
PAUL KAUFMAN
Assistant United States Attorney
Chief, Civil Health Care Fraud
United States Attorney’s Office
Eastern District of New York

DATED: 7/13/07	BY:	/s/ Brian McCabe
BRIAN McCABE
Trial Attorney
Commercial Litigation Branch
Civil Division
United States Department of Justice

DATED: 7/13/07	BY:	/s/ Gregory E. Demske
GREGORY E. DEMSKE
Assistant Inspector General for Legal Affairs
Office of Counsel to the Inspector General
Office of Inspector General
United States Department of Health and Human Services

DATED: 7/11/07	BY:	/s/ Laurel C. Gillespie
LAUREL C. GILLESPIE
Deputy General Counsel
TRICARE Management Activity
United States Department of Defense

DATED: 7/12/07	BY:	/s/ Kathleen McGettigan
KATHLEEN McGETTIGAN
Deputy Associate Director
Center for Retirement and Insurance Services
United States Office of Personnel Management

DATED: 7/12/07	BY:	/s/ J. David Cope
J. DAVID COPE
Assistant Inspector General For Legal Affairs
United States Office of Personnel Management

JPI AND ORPHAN — Defendants

DATED: 7/13/07	BY:	/s/ Samuel R. Saks, M.D.
SAMUEL R. SAKS, M.D.
Chief Executive Officer JPI Pharmaceuticals, Inc.

DATED: 7/13/07	BY:	/s/ Robert Myers
ROBERT MYERS
President
Orphan Medical Inc.

DATED: 7/13/07	BY:	/s/ J. Sedwick Sollers III, Esq.
J. SEDWICK SOLLERS III, Esq.
MARK A. JENSEN, Esq.
King & Spalding LLP.
Counsel for JPI Pharmaceuticals, Inc. and Orphan Medical Inc.

RELATOR

DATED: 7/11/07	BY:	/s/ Shelly Lauterbach
SHELLY LAUTERBACH
Relator

DATED: 7/12/07	BY:	/s/ Erika A. Kelton
ERIKA A. KELTON, Esq.
Phillips and Cohen LLP
Counsel for Relator

Settlement – JPI and Orphan

SCHEDULE A

Federal Settlement Amount

	Total	PortionPaid In Accordance With Restitution Agreement (Federal Criminal Action)[1]	Portion Paid In Accordance With The Civil Settlement Agreement
7/20/07	$169,004	$61,344	$107,659
1/15/08	$338,007	$122,689	$215,318
1/15/09	$422,509	$153,361	$269,148
1/15/10	$507,011	$184,033	$322,978
1/15/11	$507,011	$184,033	$322,978
1/15/12	1,436,530	$521,427	$915,103

State Settlement Amount

	Total	Portion Paid In Accordance With Restitution Agreement (Federal Criminal Action	Portion Paid In Accordance With The Civil Settlement Agreement
7/20/07	$45,896	$16,659	$29,237
1/15/08	$91,792	$33,318	$58,474
1/15/09	$114,740	$41,648	$73,092
1/15/10	$137,689	$49,978	$87,711
1/15/11	$137,689	$49,978	$87,711
1/15/12	$390,118	$141,604	$248,514

[1]

Defendants are obligated to make the payments in this column pursuant to the Plea Agreement and Non-prosecution agreement in the Federal Criminal Action. While these payments are therefore accounted for in both the Federal Criminal Action and this Agreement, Defendants are obligated to make them once.

Settlement – JPI and Orphan